Exhibit 99.1

International Pharmaceuticals, Nutritionals and Other Health Care

Estimated End-User Demand

The following table sets forth for each of the Company’s key pharmaceutical products and growth drivers sold by the Company’s International Pharmaceuticals reporting segment, including the top 15 pharmaceutical products sold in the Company’s major non-U.S. countries (based on 2005 net sales), and for each of the key products sold by the other reporting segments listed below, the percentage change in the Company’s estimated ultimate patient/consumer demand for the month of June 2006 compared to the month of June 2005. The Company commenced collecting the estimated ultimate patient/consumer demand for these reporting segments with the March 2005 period. The Company believes the year-to-year comparison below provides a more meaningful comparison to changes in sales for the quarter than the quarter-to-prior quarter comparisons previously provided.

% Change in Demand on a Constant U.S. Dollar Basis
June 2006 vs. June 2005
International Pharmaceuticals
ABILIFY* (total revenue)	21
AVAPRO*/AVALIDE*	(1)
BARACLUDE	NA
BUFFERIN*	30
CAPOTEN	(32)
DAFALGAN	(10)
EFFERALGAN	(10)
MAXIPIME	(15)
MONOPRIL	(23)
PARAPLATIN	(14)
PERFALGAN	6
PLAVIX*	(4)
PRAVACHOL	(39)
REYATAZ	38
SUSTIVA	13
TAXOL® (paclitaxel)	(21)
VIDEX/VIDEX EC	(36)
Nutritionals
ENFAMIL/ENFAGROW	4
NUTRAMIGEN	15
Other Health Care
ConvaTec
Ostomy	7
Wound Therapeutics	2
Medical Imaging
CARDIOLITE	(6)

Estimated Inventory Months on Hand in the Distribution Channel

As previously disclosed, for the Company’s Pharmaceuticals business outside of the United States, Nutritionals and Other Health Care business units around the world, the Company has significantly more direct customers, limited information on direct customer product level inventory and corresponding out-movement information and the reliability of third party demand information, where available, varies widely. Accordingly, the Company relies on a variety of methods to estimate direct customer product level inventory and to calculate months on hand for these business units.

The following table sets forth for each of the Company’s key products sold by the reporting segments listed below, the net sales of the applicable product for each of the quarters ended June 30, 2006, March 31, 2006, June 30, 2005, and March 31, 2005, and the estimated number of months on hand of the applicable product in the direct customer distribution channel for the reporting segment as of the end of each of the four quarters. The estimates of months on hand for key products described below for the International Pharmaceuticals reporting segment are based on data collected for all of the Company’s significant business units outside of the United States. Also described further below is information on non-key product(s) where the amount of inventory on hand at direct customers is more than approximately one month and the impact is not de minimis. For the other reporting segments, estimates are based on data collected for the United States and all significant business units outside of the United States.

	June 30, 2006		March 31, 2006			June 30, 2005		March 31, 2005
	Net Sales (Dollars in Millions)	Months on Hand	Net Sales (Dollars in Millions)	Months on Hand		Net Sales (Dollars in Millions	Months on Hand	Net Sales (Dollars in Millions	Months on Hand
International Pharmaceuticals
ABILIFY* (total revenue)	$57	0.6	$52	0.6		$40	0.6	$27	0.6
AVAPRO*/AVALIDE*	113	0.5	94	0.5		101	0.4	94	0.4
BARACLUDE	5	1.0	2	1.1		—	—	—	—
BUFFERIN*	31	0.5	22	0.6		32	1.0	26	0.5
CAPOTEN	31	0.9	35	0.8		42	0.8	42	0.8
DAFALGAN	37	1.1	37	1.4		33	0.8	40	1.3
EFFERALGAN	62	0.9	68	1.2		55	0.5	88	0.9
MAXIPIME	43	0.8	40	0.8		52	0.8	46	0.7
MONOPRIL	48	1.1	46	1.1		52	0.7	56	0.6
PARAPLATIN	29	0.6	26	0.6		34	0.6	29	0.6
PERFALGAN	51	0.6	46	0.6		42	0.6	42	0.5
PLAVIX*	157	0.5	136	0.5		145	0.5	141	0.7
PRAVACHOL	195	1.4	234	1.5		272	0.7	262	0.7
REYATAZ	114	0.7	88	0.6		85	0.8	57	0.6
SUSTIVA	78	0.5	67	0.5		70	0.6	70	0.5
TAXOL® (paclitaxel)	145	0.5	143	0.6		182	0.5	201	0.5
VIDEX/VIDEX EC	35	1.2	31	0.8		38	0.9	39	0.8
Nutritionals
ENFAMIL/ENFAGROW	312	0.9	304	0.9		299	0.9	285	0.9
NUTRAMIGEN	54	1.0	48	1.0		47	1.0	44	1.0
Other Health Care
ConvaTec
Ostomy	141	1.0	123	0.9		139	0.9	127	0.9
Wound Therapeutics	107	0.9	98	0.9	[1]	103	0.8	97	0.8
Medical Imaging
CARDIOLITE	105	0.8	103	0.8	[2]	108	0.7	102	0.7

[1]	The Company reported ConvaTec Wound Therapeutics Months on Hand of 0.8 as of March 31, 2006, in a Form 10-Q filed with the U.S. Securities Exchange Commission (“SEC”) on August 8, 2006 (“Second Quarter 10-Q”) and a Form 8-K/A filed with the SEC on May 31, 2006 (“May 31, 2006 Form 8-K/A”). The Company has since identified a technical error in the calculation of the ConvaTec Wound Therapeutics Months on Hand as of March 31, 2006. The corrected calculation is 0.9 and is reported in the table above.
[2]	The Company reported CARDIOLITE Months on Hand of 0.7 as of March 31, 2006 in the Second Quarter 10-Q and the May 31, 2006 Form 8-K/A. The Company has since identified a technical error in the calculation of Months on Hand for CARDIOLITE as of March 31, 2006. The corrected calculation is 0.8 and is reported in the table above.

The above months on hand information represents the Company’s estimates of aggregate product level inventory on hand at direct customers divided by the expected demand for the applicable product. Expected demand is the estimated ultimate patient/consumer demand calculated based on estimated end-user consumption or direct customer out-movement data over the most recent 31 day period or other reasonable period. Factors that may affect the Company’s estimates include generic competition, seasonality of products, direct customer purchases in light of price increases, new product or product presentation launches, new warehouse openings by direct customers, new customer stockings by direct customers and expected direct customer purchases for governmental bidding situations.

The Company relies on a variety of methods to calculate months on hand for these reporting segments. Where available, the Company relies on information provided by third parties to determine estimates of aggregate product level inventory on hand at direct customers and expected demand. For the reporting segments listed above, however, the Company has limited information on direct customer product level inventory, end-user consumption and direct customer out-movement data. Further, the quality of third party information, where available, varies widely. In some circumstances, such as the case with new products or seasonal products, such historical end-user consumption or out-movement information may not be available or applicable. In such cases, the Company uses estimated prospective demand. In cases where direct customer product level inventory, ultimate patient/consumer demand or out-movement data do not exist or are otherwise not available, the Company has developed a variety of other methodologies to calculate estimates of such data, including using such factors as historical sales made to direct customers and third party market research data related to prescription trends and end-user demand.

As of March 31, 2006, BARACLUDE, an antiviral product, had approximately 1.1 months of inventory on hand at direct customers. The level of inventory on hand is due primarily to stocking of the product in support of the launch in China.

As of June 30, 2006, March 31, 2006, and March 31, 2005, DAFALGAN, an analgesic product sold principally in Europe, had approximately 1.1months, 1.4 months, and 1.3 months of inventory on hand, respectively, at direct customers. The level of inventory on hand is due primarily to private pharmacists purchasing DAFALGAN approximately once every eight weeks and the seasonality of the product.

As of March 31, 2006, EFFERALGAN, an analgesic product sold principally in Europe, had approximately 1.2 months of inventory on hand at direct customers. The level of inventory on hand is due primarily to private pharmacists purchasing EFFERALGAN approximately once every eight weeks and the seasonality of the product.

As of June 30, 2006 and March 31, 2006, MONOPRIL, a cardiovascular product, had approximately 1.1 months and 1.1 months of inventory on hand, respectively, at direct customers. The level of inventory on hand is due primarily to supply of the product in support of its inclusion in a government program in Russia.

As of June 30, 2006 and March 31, 2006, PRAVACHOL, a cardiovascular product, had approximately 1.4 months and 1.5 months of inventory on hand, respectively, at direct customers. The increased level of inventory on hand is due primarily to an increase in orders from a significant direct customer in France. It is anticipated that the inventory levels for this customer will be worked down during the third and fourth quarters.

As of June 30, 2006, VIDEX/VIDEX EC, an antiviral product, had approximately 1.2 months of inventory on hand at direct customers. The increased level of inventory on hand is due primarily to government purchasing patterns in Brazil.

The Company continuously seeks to improve the quality of its estimates of months on hand of inventories held by its direct customers including thorough review of its methodologies and processes for calculation of these estimates and review and analysis of its own and third parties’ data used in such calculations. The Company expects that it will continue to review and refine its methodologies and processes for calculation of these estimates and will continue to review and analyze its own and third parties’ data in such calculations. The Company also has and will continue to take steps to expedite the receipt and processing of data for the non-U.S. Pharmaceuticals business.

*	Indicates brand names of products which are registered trademarks not owned by the Company or its subsidiaries. ERBITUX is a trademark of ImClone Systems Inc.; AVAPRO, AVALIDE, and PLAVIX are trademarks of Sanofi-Aventis Corp.; and ABILIFY is a trademark of Otsuka Pharmaceuticals, Ltd. BUFFERIN is a trademark of Novartis AG in the United States, Canada, Europe and Latin America. BUFFERIN is a trademark of the Company in all other markets where it is registered.